Exhibit 3.1.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MEREDITH ENTERPRISES, INC.

WITH AND INTO

WEST COAST REALTY INVESTORS, INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

West Coast Realty Investors, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Meredith Enterprises, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of Meredith Enterprises, Inc.:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD: The Board of Directors of the Company, by the following resolutions duly adopted on March 12, 2003, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, West Coast Realty Investors, Inc., a Delaware corporation (the “Company”), owns all of the outstanding shares of the capital stock of Meredith Enterprises, Inc., a Delaware corporation (“Subsidiary”); and

WHEREAS, the Board of Directors of the Company has deemed it advisable that the Subsidiary be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware; NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that the Subsidiary be merged with and into the Company (the “Merger”); and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that the certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article 1 thereof shall be amended to read in its entirety as follows:

Article 1

Name

The name of the corporation is MEREDITH ENTERPRISES, INC.

RESOLVED, that the proper officers of the Company be and they hereby are authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article 1 thereof shall be amended to read in its entirety as follows:

Article 1

Name

The name of the corporation is MEREDITH ENTERPRISES, INC.

SIXTH: This Certificate of Ownership and Merger shall become effective at 12:01 a.m. Eastern Standard Time, on March 24, 2003.

EXHIBIT 3.1.3

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 20th day of March, 2003.

WEST COAST REALTY INVESTORS, INC.

By:	/s/ Charles P. Wingard
Name:	Charles P. Wingard
Office:	Secretary

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